                                                                     EXHIBIT 8.1



                                           July 27, 1999



Hercules Incorporated
Hercules Trust II
Hercules Plaza
1313 North Market Street
Wilmington, Delaware 19894-0001

          RE:  TRUST II PREFERRED SECURITIES OF HERCULES TRUST II


Ladies and Gentlemen:

     We have acted as special tax counsel for Hercules Incorporated, a Delaware corporation (the "Company"), and Hercules Trust II, a statutory business trust organized under the Business Trust Act of the State of Delaware (12 Del. Code Ann., tit. 12, Sections 3801, et seq.) (the "Trust"), in connection with the sale pursuant to an Underwriting Agreement dated July 21, 1999 among the Company, the Trust and the underwriters (the "Underwriters") named therein (the "Underwriting Agreement") of 350,000 CRESTS Units consisting of one preferred security and one Warrant (the "Warrants") to purchase shares of Hercules common stock (the "Preferred Securities"). The Preferred Securities represent undivided beneficial interests in the assets of the Trust.

     The Preferred Securities are guaranteed by the Company with respect to distributions and payments upon liquidation, redemption, and otherwise pursuant to the Preferred Securities Guarantee Agreement, dated as of July 27, 1999 (the "Guarantee Agreement"), between the Company and The Chase Manhattan Bank, as trustee, for the benefit of the holders of the Preferred Securities.

     In connection with the issuance of the Preferred Securities, the Trust is also issuing 10,825 Common Securities (liquidation amount $1,000 per common security) (the "Common Securities"), representing undivided beneficial interests in the assets of the Trust.

     The entire proceeds from the sale of the Preferred Securities and the Common Securities are to be used by the Trust to purchase an aggregate initial principal amount of $267,537,304.50

Series A Junior Subordinated Deferrable Interest Debentures (the "Debentures"), to be issued by the Company. The Preferred Securities and the Common Securities are to be issued pursuant to the Amended and Restated Trust Agreement, dated as of July 27, 1999 (the "Trust Agreement"), among the Company, as sponsor, Chase Manhattan Bank Delaware, as Delaware trustee (the "Delaware Trustee"), The Chase Manhattan Bank, as property trustee (the "Property Trustee"), and Israel
J. Floyd, Jan M. King, and Stuart C. Shears, as administrative trustees (the "Administrative Trustees"). The Debentures are to be issued pursuant to the junior subordinated debentures indenture, dated as of March 17, 1999 and the First Supplemental Indenture, dated as of July 27, 1999 (as so supplemented, the "Indenture"), between the Company and the Chase Manhattan Bank, as indenture trustee (the "Indenture Trustee"). The Units are to be issued pursuant to a Unit Agreement, dated July 27, 1999, between the Company and The Chase Manhattan Bank. The Warrants are to be issued pursuant to a Warrant Agreement, dated July 27, 1999, between the Company and The Chase Manhattan Bank.

     Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in the Underwriting Agreement.

     In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Prospectus Supplement dated July 21, 1999 (including a Prospectus dated October 30, 1998);
(ii) the Certificate of Trust filed with the Secretary of State of the State of Delaware as of September 14, 1998, by an Administrative Trustee and the Delaware Trustee; (iii) an executed copy of the Trust Agreement, including the designation of the terms of the Preferred Securities; (iv) the form of the Preferred Securities and a specimen certificate thereof; (v) an executed copy of the Guarantee Agreement; (vi) an executed copy of the Indenture; (vii) the form of Debentures and a specimen certificate thereof; (viii) the form of Common Securities and a specimen certificate thereof; (ix) an executed copy of the Underwriting Agreement; (x) the Unit Agreement; (xi) the form of the Unit; (xii) the Warrant Agreement; (xiii) the form of the Warrant; and (xiv) representations from an officer of the Company dated July 21, 1999. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Trust and such agreements, certificates of public officials, certificates of officers, trustees or other representatives of the Company, the Trust and others, as applicable, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such later documents. In making our examination of documents executed, or to be executed by parties other than the Company or the

Trust, we have assumed that such parties had, or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute, or will constitute, valid and binding obligations of such parties. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees and other representatives of the Company, the Trust and others.

     In rendering our opinion, we have participated in conferences with officers and other representatives of the Company, representatives of the independent public accountants and others at which the content of the Prospectus Supplement and related matters were reviewed and discussed. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants, and representations set forth in the documents referred to above and the statement and representations made by the Company and the Trust.

     In rendering out opinion, we have considered the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service rulings all as of the date hereof, and all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurance, moreover, that any opinion expressed herein will be accepted by the Internal Revenue Service, if challenged, by a court.

     Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law, although the discussion set forth in the Prospectus Supplement under the heading "CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES" does not purport to discuss all possible United States federal income tax consequences of the purchase, ownership, and disposition of the CRESTS Units, the Preferred Securities and the Warrants, in our opinion such discussions constitutes, in all material respects, a fair and accurate summary of the United States federal income tax consequences, to the holders who purchase the CRESTS Units at their original issuance, of the purchase, ownership, and disposition of the CRESTS Units, Preferred Securities and Warrants.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether United States federal, state, local or foreign, of the issuance of the Debentures, the CRESTS Units, the Preferred Securities, the Common Securities, the Warrants or any transactions related to or contemplated by such issuance.

     We are furnishing this opinion to you solely for your benefit in connection with the sale of the CRESTS Units pursuant to the Underwriting Agreement and the opinion is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our prior written permission. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of changes of the facts stated or assumed herein or any subsequent changes in applicable law.

     We consent to the filing of this opinion as Exhibit 8.1 to the Current Report on Form 8-K of the Company dated July 27, 1999 and to the reference to Ballard Spahr Andrews & Ingersoll, LLP therein under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules or regulations of the Securities and Exchange Commission promulgated thereunder.

                                         Very truly yours,